REGISTRATION AND
SHARE PURCHASE AGREEMENT

This Registration and Share Purchase Agreement (the “Agreement”), effective  December 21, 2012 (the "Closing Date"), is between ISA Internationale, Inc., (“ISAT”), a Delaware corporation located at 2564 No Rice St., St. Paul, MN 55113, and Re@lityCorp (“RE@LITY”), a Delaware corporation located at 240 North James Street, Suite 103, Newport, DE 19804 (ISAT and RE@LITY, collectively, the “Parties”).

RECITALS:

RE@LITY focuses on eClinical validation services using its proprietary automation platform, ClinTest; and

ISAT is a Business Development Company (“BDC”) as defined by the Securities & Exchange Commission (“SEC”), Investment Company Act of 1940.  ISAT is focused on recruiting, mentoring, coaching and enhancing the investment opportunity for healthcare and technology based companies in the process of becoming public entities.  ISAT provides its experience, world class advisors, additional intellectual properties, management expertise, etc. to enhance the value and profile of the companies it represents; and

To further its business plans and raise needed capital, RE@LITY is seeking to sell its common shares in a private placement and to accelerate the registration of its shares for public trading through an S-1 registration filing with the SEC (“Registration”), and

It is the intention of the parties hereto that ISAT shall either directly or through its assigns, or investors facilitated by ISAT, acquire equity interests in RE@LITY for a minimum of $1,000 in cash, payable at closing and,

ISAT will then distribute a pre-agreed portion of its equity interests to its shareholders as a dividend.

The boards of directors of ISAT and RE@LITY deem it to be in the best interest of ISAT and RE@LITY to proceed with these actions.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. PURCHASE OF SHARES AND OTHER CONSIDERATIONS

1. Purchase of Shares

1.1

Initial Investment. On or before January 15, 2012, or at a later date as soon as Section 2.3 is satisfied, ISAT shall purchase 10,000,000 shares of RE@LITY common stock at a price of $0.0001 per share for a total aggregated purchase of $1,000 and other valuable consideration including services to be performed;

1.2

Consideration.  In addition to the payment of the share purchase consideration, ISAT will facilitate Registration and subsequent dividending (including certificate printing, as necessary) of a minimum of 5,000,000 of the acquired shares to ISAT shareholders as a share distribution. ISAT shall also, on a best efforts basis, assist RE@LITY with securing a pre – Registration private placement of approximately $500,000.00 into RE@LITY and with securing a post Registration investment of $1,000,000.00 into RE@LITY at a mutually agreeable time.

ISAT may, as needed, attract the services of a fully licensed broker/dealer – investment banking firm to assist with securing the capital sought by RE@LITY as outlined in this Section 1.2, provided that any agreement with such broker/dealer – investment banking firm shall be entered into directly by RE@LITY and any fees or commissions due such broker/dealer – investment banking firm per such agreement shall be the sole responsibility of RE@LITY.

1.3

Restricted Securities.  The Common Stock issued by RE@LITY has not been Registered under the Securities Act of 1933, as amended (the “Securities Act"), and may not be  re-sold unless the resale thereof is registered under the Securities Act or an exemption from such registration is available. Each certificate representing the Common Stock will have a legend thereon in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT''), OR ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD TRANSFERRED OR PLEDGED UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAW OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

1.4

Board of Directors.  ISAT shall have the right to appoint one director for the board of directors of RE@LITY, with such director being Boris Epshteyn.

1.5

Employment Contracts. RE@LITY will make reasonable efforts to  enter into employment contracts with key executives (e.g., CEO) of RE@LITY, spanning a minimum of two years, on a basis acceptable to both parties prior to the initial filing of the Registration statement.

1.6

Expenses. RE@LITY shall provide payment to ISAT for expenses, including, without limitation, legal, accounting, diligence and structural to be incurred as part of ISAT’s performance pursuant to this Agreement. Such expenses payable by RE@LITY pursuant to this Section 1.6 shall be paid from proceeds from a transaction completed by RE@LITY as contemplated by this Agreement and specifically Section 1.2. Any expenses payable pursuant to this Section 1.6 exceeding $50,000.00 will require pre – approval by RE@LITY.

1.7    Termination.   If and only if this Agreement is terminated by ISAT without cause or by RE@LITY with cause prior to Registration, ISAT shall sell to RE@LITY 5,000,000 shares of RE@LITY common stock at a price of $0.0001 per share unless otherwise agreed to by the Parties hereto in writing.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF RE@LITY AND ISAT

RE@LITY hereby represents and warrants on or before the Closing date as follows:

2.1

Organization and Good Standing.

a.

RE@LITY is an entity, duly organized, validly existing and in good standing under the laws of the state of Delaware. The company has the corporate power and authority to carry on its business as presently conducted, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

b.

ISAT is an entity, duly organized, validly existing and in good standing under the laws of the state of Delaware. The company has the corporate power and authority to carry on its business as presently conducted, and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

2.2

Corporate Authority.

a.

RE@LITY has the power to operate as a corporation and to perform any corporate obligations hereunder. RE@LITY, and the consummation of the transactions contemplated hereby, do not violate any State, Governmental or corporate restrictions governing these transactions, The execution and performance of this Agreement, will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which RE@LITY is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to RE@LITY or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the laws of the State of Delaware.

b.

ISAT has the power to operate as a corporation and to perform any corporate obligations hereunder. ISAT, and the consummation of the transactions contemplated hereby, do not violate any State, Governmental or corporate restrictions governing these transactions, The execution and performance of this Agreement, will not constitute a breach of any agreement, indenture, mortgage, license or other instrument or document to which ISAT is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to ISAT or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the laws of the State of Delaware.

2.3

Capitalization and the RE@LITY Shares. The total authorized capital of RE@LITY shall consist of 100,000,000 shares of authorized common stock, no preferred shares are issued, outstanding or contemplated. There are no options, warrants, or other rights to equity interests outstanding other than those disclosed in the accompanying option table. RE@LITY reserves the right to implement stock compensation plans and traditional ESOP programs for new additions to its Board of Directors, Advisory Board members, and key executive hires.

2.4

Receipt of Corporate Information, Independent investigation, Access. ISAT information is available to RE@LITY via the EDGAR website.  RE@LITY acknowledges that it, in making the decision to go forward as set forth in this Agreement, has relied upon independent investigations made by its representatives, and they have been given access to and the opportunity to examine all material contracts and documents relating to this Agreement and an opportunity to ask questions of, and to receive information from, ISAT or any person acting on its behalf concerning the terms and conditions of this Agreement. RE@LITY and its advisors, if any, have received complete and satisfactory answers to any such inquiries.

2.5

Financial Statements: Books and Records.  RE@LITY will provide audited financial statements of the Company, including subsidiaries and affiliates, for the  calendar year ending 2011 , and unaudited for the period through October 31, 2012 (the “RE@LITY Financial Statements") for purposes of the registration statement. These audited RE@LITY Financial Statements currently in existence, dated December 31, 2011 , will be attached as Schedule 2.5 and shall fairly represent the financial position of RE@LITY at those dates and the results of their operations for the periods then ended. The RE@LITY Financial Statements have been and will continue to be prepared in accordance with generally accepted GAAP accounting standards.

2.6

Approvals.  No approval, authorization, consent, order or other action of, or filing with, any person, firm or corporation or any court, administrative agency or other governmental authority is. required in connection with the execution and delivery of this Agreement by RE@LITY.

2.7

No Material Adverse Changes.  Since December 31 2011, there has not been:

(i)

any material adverse change in the financial position of RE@LITY except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of RE@LITY;

(ii)

any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of RE@LITY whether or not covered by insurance;

(iii)

any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of RE@LITY capital interests;

(iv)

any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by RE@LITY of arty properties or assets; or

(v)

adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan, or arrangement, except those listed in the Schedule attached to this Agreement

2.8

No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(i)

violate any provision of the Articles of Incorporation or the Bylaws of RE@LITY or ISAT;

(ii)

violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which RE@LITY or ISAT is a party or by or to which it or any of its assets or properties may be bound or subject;

(iii)

violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, RE@LITY or ISAT or upon the properties or business of RE@LITY or ISAT; or

(iv)

violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a material, adverse effect on the business or operations of RE@LITY or ISAT.

2.9

Actions and Proceedings.

a.

RE@LITY is not a party to any material pending litigation or, to the knowledge of the shareholders, after reasonable inquiry, any governmental investigation or proceeding not reflected in the RE@LITY Financial Statements and, to their best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against RE@LITY.

b.

ISAT is not a party to any material pending litigation or, to the knowledge of the shareholders, after reasonable inquiry, any governmental investigation or proceeding not reflected in the information provided pursuant to Section 2.4 and, to their best knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against ISAT.

2.10

Brokers or Finders.  No broker's or any other fee will be payable by RE@LITY to ISAT in connection with this Agreement or the transactions contemplated by this Agreement, or any action or omission related to this agreement,  nor will any such fee be incurred as a result of any actions by RE@LITY or any of its shareholders.

2.11

Operations of RE@LITY.  Other than as disclosed in the RE@LITY Financial Statements, RE@LITY has not and will not without notifying ISAT in advance, outside of the ordinary course of business, have:

(i) declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any interests in its capital structure;

(ii)

made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance;

(iii)

disposed of any assets of RE@LITY;

(iv)

materially increased the annual level of compensation of any executive employee of RE@LITY;

(v)

increased, terminated, amended or otherwise modified any plan for the benefit of employees of RE@LITY;

SECTION 3.  COVENANTS

3.1

Corporate Examinations and Investigations.  Prior to the Closing Date, the parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require.  No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

3.2

Further Assurances. The parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

3.3

Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, ISAT and RE@LITY agree to keep confidential any information disclosed to each other in connection with this transaction for a period of one (1) year from the date hereof; provided. However, such obligation shall not apply to information which:

(i)

at the time of the disclosure was public knowledge;

(ii)

after the time of disclosure becomes public knowledge (except due to the action of the receiving party); or

(iii)

the receiving party had within its possession at the time of disclosure: or

(iv)

is ordered disclosed by a Court of proper jurisdiction.

SECTION 4. SURVIVAL OF REPRESENTATIONS AND WARRANTEES

Notwithstanding any right of either party to investigate the affairs of the other party and its Shareholders, each party has the right to rely fully upon representations, warranties, covenants and agreements of the other party and its Shareholders contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All such representations, warranties. covenants and agreements shall survive the execution and delivery hereof and the closing hereunder for one year following the Closing Date, unless the Agreement is terminated pursuant to the provision of Section 1.7 Termination.

SECTION 5. MISCELLANEOUS

5.1

Waivers. The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

5.2

Amendment. This Agreement may be amended or modified only by an instrument of equal formality signed by the parties or the duly authorized representatives of the respective parties.

5.3

Assignment This Agreement is not assignable except by operation of law.

5.4

Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the parties of this Agreement shall be as follows;

TO:

ISA INTERNATIONALE, INC.:

Bernard Brodkorb, President

2564 No Rice St.

St. Paul, MN 55113

RE@LITYCORP

Carlton Schowe, CEO

 and President

240 North James Street, Suite 103,
Newport, DE, 19804

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

5.5

Governing Law. This Agreement shall be construed, and the legal relations between the parties determined, in accordance with the laws of the State of Delaware , thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

5.6

Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be issued by either party hereto at any time from the signing hereof without advance approval in writing of the form and substance by the other party.

5.7

Entire Agreement. This Agreement and the collateral agreements executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the purchase and issuance of the shares and options and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

5.8

Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

5.9

Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

5.10

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

5.11

Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors ad assigns.

5.12

Tax Treatment. Each party acknowledges that they each have been represented by their own tax advisors in connection with this transaction; that none of them has made a representation or warranty to any of the other parties with respect to the tax treatment accorded this transaction, or the effect individually or corporately on any party under the applicable tax laws, regulations, or interpretations; and that no opinion of counsel or private revenue ruling has been obtained with respect to the effects of this transaction under the Code.

5.13

Press Releases. The parties will mutually agree as to the wording and timing of any informational releases concerning this transaction prior to and through Closing.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written:

ISA INTERNATIONALE, INC.

RE@LITYCORP

By: /s/ Bernard Brodkorb

By: /s/ Carlton Schowe

Bernard Brodkorb

Carlton Schowe

President

CEO and President